                                                                    EXHIBIT 10.1

         Amended and Restated Plan Funding and Settlement Agreement dated as of April 15, 2004 ("Amended Agreement"), among Arlin M. Adams, in his capacity as chapter 11 trustee ("Trustee") of Coram Healthcare Corporation ("CHC") and Coram, Inc. ("Coram" and together with CHC, the "Debtors"), and not individually, Cerberus Partners, L.P. ("Cerberus"), Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation, and Foothill Income Trust (collectively, "Foothill"), and Goldman Sachs Credit Partners L.P. ("GSCP" and together with Cerberus and Foothill, the "Noteholders").

                                    Recitals:

         A. CHC and Coram each commenced a voluntary case under chapter 11 of title 11 U.S.C. Sections 101 et sec. ("Bankruptcy Code") on August 8, 2000 in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") at Case Nos. 00-3299 (MFW) and 00-3300 (MFW) respectively, which cases are being jointly administered; and

         B. The Debtors filed their first joint plan of reorganization ("First Plan") on August 8, 2000, together with a disclosure statement in respect of the First Plan and, on December 21, 2000, the Bankruptcy Court denied confirmation of the First Plan; and

         C. The Debtors' second joint plan of reorganization was dated and filed with the Bankruptcy Court on July 31, 2001 ("Second Plan"), and confirmation of the Second Plan was denied pursuant to a written opinion issued by the Bankruptcy Court on December 21, 2001; and

         D. Thereafter, based upon two motions for the appointment of a chapter 11 trustee for the Debtors made by Foothill and Goldman Sachs, and the United States

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Trustee, the Bankruptcy Court approved the appointment of Arlin M. Adams as chapter 11 trustee for the Debtors on March 7, 2002; and

         E. The Committee of Equity Security Holders of CHC ("Equity Committee") has asserted that the Trustee should commence an action against Daniel Crowley, former Chief Executive Officer of the Debtors, present and former members of the board of directors of CHC, the Noteholders and other persons ("Prospective Defendants") and has furnished to the Trustee a draft complaint ("Draft Complaint") alleging, among other things, causes of action for avoidance of preferential transfers under Section 547(b) of the Bankruptcy Code, the alleged breach of fiduciary duties, the duties of due care, fraud and under the Federal RICO statute; and

         F. The Trustee reviewed the Draft Complaint, conducted such investigations of the allegations of the Draft Complaint and consulted such experts as he deemed appropriate and consistent with his fiduciary duties, and invited each Prospective Defendant to submit a written response to the Draft Complaint. The Noteholders submitted their respective responses to the Draft Complaint and to the Trustee's factual inquiries, denying that there is any liability on their part whatsoever; disputing practically every material fact alleged therein, including every assertion of damage to the Debtors; and asserting that all of their conduct was intended to and did confer a benefit on the Debtors. Thereafter, the Trustee and his counsel met and/or discussed the responses with the Equity Committee and the Prospective Defendants; and

         G. After consideration of the foregoing and after consulting such experts and counsel as he deemed appropriate, the Trustee concluded that the best interests of the Debtors and their estates, creditors, shareholders and other parties in interest, including

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the patients served by the Debtors and the employees of the Debtors would best be served by the Trustee's proposal of a plan of reorganization incorporating the agreements with the Noteholders set forth in that certain Plan Funding and Settlement Agreement with the Noteholders dated as of May 2, 2003 (the "Original Agreement") and other related settlements; and

         H. Contemporaneously with the execution and delivery of the Original Agreement by the parties thereto, the Trustee filed a Joint Plan of Reorganization of the Debtors pursuant to Chapter 11 of the Bankruptcy Code (" Original Plan"). Thereafter, the Trustee filed with the Bankruptcy Court the "Chapter 11 Trustee's Amended Joint Plan of Reorganization" dated June 17, 2003 ("Trustee's Plan"), to which the Noteholders consented. Subsequently, on September 8, 2003, the Trustee filed with the Bankruptcy Court the "Modification to the Chapter 11 Trustee's Amended Joint Plan of Reorganization" dated June 17, 2003 ("Modification"), to which the Noteholders also consented. The Original Plan, the Trustee's Plan and the Modification are all filed of record in the Bankruptcy Court and are incorporated herein by reference; and

         I. The Trustee and the Noteholders have negotiated a further amendment to the Trustee's Plan, as modified by the Modification, and an amendment to the Original Agreement; and

         J. The Trustee and the Noteholders desire to amend, restate and replace the Original Agreement in its entirety in order to reflect additional concessions being made by the Noteholders at the Trustee's request, as described below.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows.

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         1.       Plan of Reorganization

                  The Trustee agrees to continue to propose the Trustee's Plan, as modified by the Modification and as amended by the "Second Amendment to Chapter 11 Trustee's Amended Joint Plan of Reorganization" dated April __, 2004, a copy of which is annexed hereto as Exhibit A (the Trustee's Plan, as modified by the Modification and by the Second Amendment, the "Trustee's Amended Plan"). The Trustee agrees that the Trustee's Amended Plan will not be materially altered or amended without the prior written consent of the Noteholders, unless such modification or amendment does not adversely affect the business of the Debtors or the Noteholders or the Noteholders' economic interests in Coram, as contemplated in the Trustee's Amended Plan and as they will exist on and after the Effective Date (as defined in the Trustee's Plan) of the Trustee's Amended Plan ("Reorganized Coram").

         2.       Plan Funding

                  In order to enable the Trustee to propose and confirm the Trustee's Amended Plan, and to provide the financial wherewithal to consummate such Plan, the Noteholders agree to provide Reorganized Coram and the estate of CHC with funding on (but not before) the Effective Date in the aggregate sum of Fifty-Six Million Dollars ($56,000,000), made up of the following:

                  (a) The Noteholders shall provide the Trustee with cash in the amount equal to the difference between $56 million and the Deferred Tax Claims (as defined below) on and as of the Effective Date of the Trustee's Amended Plan (which amount is estimated to be $40 million); and

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                  (b)      The Noteholders shall assume on the Effective Date
and pay the Deferred Tax Claim directly to the IRS when due, thereby relieving Reorganized Coram and its subsidiaries from any obligation whatsoever to pay such Deferred Tax Claim. The consideration to the Noteholders for the cash payment described in subsection (a) of this Section 2 and the agreement to assume and pay the Deferred Tax Claim described in Subsection (b) hereof, shall be the shares of new preferred stock of Reorganized Coram that are to be issued pursuant to the Trustee's Amended Plan and that are described on the Certificate of Designation that is annexed hereto as Exhibit B. The proceeds of the cash contribution described in subsection 2(a) hereof, together with the Debtor's net cash on hand and cash equivalents held by or for the Debtors as of the Effective Date of the Trustee's Amended Plan ("Plan Funding Cash"), shall be used for the following purposes: (i) for the payment in full of all allowed (A) Pre-Effective Date administrative expense claims; (B) claims entitled to priority under section 507 of the Bankruptcy Code other than the Deferred Tax Claim, if any;
(C) allowed secured claims against the Debtors, if any; (D) allowed general unsecured claims against the Debtors; (ii) for working capital of $10 million, the minimum amount necessary to enable Reorganized Coram to operate its business in the ordinary course following the Effective Date; and (iii) to make payment under the Trustee's Plan to the holders of allowed CHC equity interests in an amount equal to remaining Plan Funding Cash, which the parties at this time estimate will total in excess of $40 million. Reorganized Coram is entitled, by virtue of the Debtors' agreement with the IRS. which was approved by order of the Bankruptcy Court dated October 31, 2003, to defer payment of certain federal income taxes plus any interest accrued thereon and penalties that have not been abrogated (the

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"Deferred Tax Claim"). As provided in subsection 2(b) above, the Noteholders shall assume on the Effective Date and pay when due, the amount of Deferred Tax Claim, so as to relieve Reorganized Coram and its subsidiaries from the entire burden of paying the Deferred Tax Claim.

                  In computing Plan Funding Cash, there shall be taken into account as of the time of the computation all outstanding ordinary course vendor payments and checks that have been issued and have not been debited from the bank accounts of the Debtors and wire transfer instructions that have been issued by the Debtors but not yet honored by the transferring institution.

         3.       Dissolution of CHC

                  The Trustee shall cause the dissolution of CHC promptly following the Effective Date, in accordance with the provisions of the Trustee's Amended Plan. The Trustee shall, however, cause the distribution of the consideration to be distributed to holders of claims against and equity interests in CHC under and in accordance with the provisions of the Trustee's Amended Plan.

         4.       Corporate Matters

                  The Trustee's Amended Plan contemplates that the Noteholders shall be the sole shareholders of Reorganized Coram from and after the Effective Date. Accordingly, the Trustee agrees and acknowledges that the corporate charter, by-laws, other organizational documents for Reorganized Coram shall be in form and substance satisfactory to the Noteholders, subject in all events to the provisions of this Amended Agreement and the requirements of Sections 1123 and 1129 of the Bankruptcy Code.

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         5.       Plan Releases

                  (a) In consideration of the agreement of the Noteholders to fund payments to be made pursuant to the Trustee's Amended Plan on and after the Effective Date thereof, the Trustee agrees that such plan shall contain provisions that release the Noteholders and all present and former officers, directors, partners, members or employees of the Noteholders and their respective affiliates, agents, representatives including Stephen A. Feinberg in his role as a former director of the Debtors; Cerberus Associates L..L.C.; Cerberus Capital Management L.P., and the Noteholders' counsel from any and all claims, obligations. rights, causes of action and liabilities which any person or entity may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction or other occurrence taking place on or prior to the Effective Date and in any way relating to the Debtors or their chapter 11 cases or the Trustee's Amended Plan, and including all claims or causes of action incorporated in the Draft Complaint and the equitable subordination complaint, dated March 28, 2003 (Adversary Proceeding No. 03-52270), except that such releases shall not release the obligations of the Noteholders pursuant to
Section 2 of this Amended Agreement, or any obligations of Crowley to the Debtors' estates.

                  (b) The Plan shall also include provisions that release the Trustee and the Equity Committee, and all present and former officers, directors, members or employees of the Trustee or the Equity Committee from any and all claims, obligations, rights, causes of action and liabilities which any person or entity may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based

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in whole or in part upon any act or omission, transaction or other occurrence taking place on or before the Effective Date in any way relating to the Debtors or their chapter 11 cases or the Trustee's Amended Plan.

         6.       Incorporation in Plan

                  The Trustee agrees that this Amended Agreement is integral to the Trustee's Amended Plan, and shall be incorporated in the Trustee's Amended Plan, including any modification or amendment of the Trustee's Amended Plan. If the Noteholders' claims or equity interests are disallowed or subordinated for whatever reason without their consent, or if confirmation of the Trustee's Amended Plan is denied, the Noteholders will be released from their obligations under this Amended Agreement, and if the Trustee determines that it is in the best interest of the Estates to propose another Plan, the Trustee shall make a good faith effort to (a) to continue negotiating with the Noteholders; (b) propose a Plan the terms of which are acceptable to the Noteholders; and (c) seek approval of the settlement embodied in this Amended Agreement unless that settlement is not approved by the Court or the Trustee is otherwise legally precluded from doing so.

         7.       Amendment

                  This Amended Agreement may not be amended except by an instrument in writing signed by all parties hereto.

         8.       Notices

                  Any notices or other communications hereunder or in connection herewith shall be in writing and shall be deemed to be duly given or delivered in person, by

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facsimile transmission or by overnight delivery by a recognized national courier service, prepaid and addressed as follows:

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         If to the Trustee:         Arlin M. Adams, Esq.
                                    Schnader, Harrison, Segal & Lewis LLP
                                    1600 Market Street - Suite 3600
                                    Philadelphia, PA  19103-7268
                                    (215) 751-2205 (telecopy)

         with a copy to:            Schnader, Harrison, Segal & Lewis LLP
                                    1600 Market Street - Suite 3600
                                    Philadelphia, PA  19103-7268
                                    Attention:  Barry E. Bressler, Esq.
                                    (215) 751-2205 (telecopy)

                                    Wells Fargo Foothill, Inc.
                                    2450 Colorado Avenue - Suite 3000W
                                    Santa Monica, CA  90404
                                    Attention:  M. E. Stearns
                                    (310) 453-7470 (telecopy)

                                    Goldman Sachs Credit Partners L.P.
                                    85 Broad Street
                                    New York, NY  10005
                                    Attention:  Kimberly Niehaus
                                    (212) 493-9506 (telecopy)

         with copies to:            Steven Vincent, Esq.
                                    Goldman, Sachs & Co.
                                    One New York Plaza - 37th Floor
                                    New York, NY  10004
                                    (212) 428-1273 (telecopy)

                                               and

                                    Alan B. Miller, Esq.
                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, NY  10153
                                    (212) 735-4965 (telecopy)

                                    Cerberus Partners LP
                                    450 Park Avenue
                                    New York, NY  10022
                                    Attention:  Mark A. Neporent, Esq.
                                    (212) 891-1540 (telecopy)

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         with a copy to:            Michael L. Cook. Esq.
                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, NY  10022
                                    (212) 593-5956 (telecopy)

         9.       Applicable Law

                  This Amended Agreement shall be governed in all respects, including the validity, interpretation and effect, by title 11 of the United States Code and the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The parties agree to submit for determination by the Bankruptcy Court any disputes as to the interpretation or construction of this Amended Agreement.

         10.      Assignments/Successors

                  This Amended Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any successor to Arlin M. Adams, as chapter 11 trustee of the Debtors, subject only to the approval of this Amended Agreement by order of the Bankruptcy Court, which order may be the Confirmation Order (as defined in the Trustee's Amended Plan).

         11.      Counterparts

                  This Amended Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         12. This Amended Agreement, including any Exhibits hereto and the Trustee's Amended Plan, constitutes the entire agreement between the parties with

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respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

         13.      The Effect on Litigation

                  Neither this Amended Agreement nor any of the terms hereof, or any negotiations or proceedings in connection herewith, shall constitute or be construed as evidence of an admission on the part of either the Trustee or any of the Noteholders of any liability or wrongdoing whatsoever, or of the truth or untruth of any of the claims made by any party in interest, including the claims alleged in the Draft Complaint, or the merit or any lack of merit of any of the defenses thereto; nor shall this Amended Agreement or any of the terms hereof, or any negotiations or proceedings in connection herewith, be offered or received in evidence or used in any proceeding against the Trustee or any of the Noteholders for any purpose whatsoever, except with respect to (a) effectuation and enforcement of this Amended Agreement, and (b) with respect to proceedings in the chapter 11 cases in respect of the Debtors to confirm the Trustee's Amended Plan, to oppose any other plan of reorganization for the Debtors, and to authorize and approve this Amended Agreement and the execution and delivery hereof by the Trustee and the Debtors.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amended Agreement to be executed on its

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behalf by its officers or members thereunto duly authorized, as of the day and year first above written.

                                        /s/ ARLIN M. ADAMS
                                        --------------------------------------
                                        Arlin M. Adams, as Trustee
                                        of CHC and Coram, and not
                                        individually

                                        CERBERUS PARTNERS, L.P.
                                        By Cerberus Associates LLC.,
                                        Its General Partner

                                        By /s/ MARK A. NEPORENT
                                          ------------------------------------
                                             Its:  COO/Managing Director

                                        WELLS FARGO FOOTHILL, INC.
                                        M.E. Stearns

                                        By /s/ M.E. STEARNS
                                          ------------------------------------
                                             Its: Sr. Vice President

                                        GOLDMAN SACHS CREDIT
                                        PARTNERS, L.P.

                                        By /s/ MARK DENATALE
                                          ------------------------------------
                                            Its:

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